Exhibit 10.18

LEGACY PRIMO WATER CORPORATION

SEVERANCE AND NON-COMPETITION PLAN

1.

Purpose. The Legacy Primo Water Corporation Severance Plan (the “Plan”) is maintained primarily for the purpose of defining the deferred compensation entitlements upon a termination of employment for a select group of key employees of Primo Water Corporation (the “Corporation”) and any Affiliate (as defined in Section 7.1(b) below) (the “Participants”), as determined by the Committee.

2.	Certain Defined Terms. Certain capitalized terms used in the Plan have the meaning set forth in Section 9 of the Plan.

3.	Payments and Entitlements Upon a Termination.

3.1	Subject to Section 3.2, in the event that a Participant’s employment terminates as a result of an Involuntary Termination, the Participant shall be entitled to the following payments and entitlements:

(a)

Cash Severance Payment. The Participant shall receive a cash payment in an amount (the “Severance Amount”) equal to the product of: (i) the sum of the Participant’s Annual Base Salary and Target Bonus for the year in which the Involuntary Termination occurs, and (ii) the Participant’s Severance Multiple. The Severance Amount payable pursuant to this Section 3.1(a) shall be paid in a lump sum, less all applicable withholding taxes, within (x) 60 days of the Involuntary Termination in the case of a U.S. Participant whose Involuntary Termination is a part of a group termination program, or (y) 30 days of the Involuntary Termination in any other case. The Severance Amount shall not be taken into account for purposes of determining benefits under any other qualified or non-qualified plans of the Corporation.

(b)

Continued Benefits. The Participant shall be entitled, to the extent the Corporation may do so legally and in accordance with the applicable benefit plans in effect from time to time, to continue participation in the benefits plans for a period equal to the product of: (i) one year and (ii) the Participant’s Severance Multiple, up to a maximum period of 18 months.

(c)

Accrued Salary and Vacation. The Participant shall be paid all salary and accrued vacation pay earned through the date of such Participant’s date of termination, less all applicable withholding taxes. Such payment shall be made as part of the Participant’s last regular payroll payment.

(d)

Pro-Rata Bonus Payment. The Participant shall receive a cash payment equal to the product of (i) the actual annual incentive the Participant would have been paid for the calendar year in which the Involuntary Termination occurred if the Participant had remained employed and eligible to receive a bonus under the Corporation’s annual incentive plan for such calendar year, multiplied by (ii) a fraction, the numerator of which equals the number of days from and including the first day of such calendar year through and including the Involuntary Termination date, and the denominator of which equals 365 (the “Pro-Rata Bonus Amount”). The Pro-Rata Bonus Amount shall be paid at the same time and in the same form as the annual bonuses for such calendar year are paid to ongoing employees, but no later than two and one-half months after the last day of the fiscal year following the fiscal year in which the Involuntary Termination occurs.

(e)

Outplacement. The Participant will be eligible for up to $15,000 of outplacement assistance benefits. Any outplacement assistance provided under this Plan will be paid directly to the outplacement agency. The outplacement assistance must be used by the end of the second calendar year following the calendar year in which the Participant’s Involuntary Termination occurred (and in no event will the Corporation’s payment of such outplacement assistance occur later than the end of the third calendar year following the calendar year in which the Participant’s Involuntary Termination occurred).

3.2

No Participant shall be entitled to receive the benefits set forth in Section 3.1 and, if applicable, Sections 5 and 6, unless he executes and does not revoke a release of claims (substantially in the form of Exhibit “A” hereto) in favor of the Corporation and others set forth in Exhibit “A” relating to all claims or liabilities of any kind relating to his employment with the Corporation and the Involuntary Termination of such employment.

4.

Non-qualifying Termination. In the event a Participant’s employment is terminated by reason of his voluntary resignation (and such resignation does not constitute an Involuntary Termination), death or disability or by the Corporation for Cause, then such Participant shall not be entitled to receive any severance or other payments, entitlements or benefits under the Plan. For greater certainty, with respect to a termination by reason of death or by reason of a disability, nothing in the Plan shall derogate from any rights and/or entitlements that the Participant may be entitled to receive under any other equity compensation or benefit plan of the Corporation in effect from time to time.

5.

Acceleration of Vesting under Equity Plans. For greater certainty, the provisions of this Plan are subject to the compliance with the Corporation’s equity plans in effect from time to time. Each Participant’s outstanding share units granted under the equity plans shall vest and, in the case of stock options, become exercisable, as provided by and subject to the terms of the equity plans.

6.	Excise Tax: Limitation on Payments.

6.1

Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment to or for the benefit of a Participant by the Corporation, whether pursuant to this Plan or otherwise (each, a “Payment” and collectively, the “Payments”), would be subject to the Excise Tax, then the Payment to such Participant shall be reduced to the amount that will result in no portion of the Payments being subject to such Excise Tax (the “Safe Harbor Cap”), but only to the extent that, after such reduction, the net after-tax amount that would be received by such Participant, taking into account all applicable federal, state and local income taxes and the Excise Tax, is greater than the net after-tax amount that would be received by such Participant if the Payment is not reduced to the Safe Harbor Cap. For purposes of reducing the Payment to the Safe Harbor Cap, only amounts payable to such Participant under the Plan (and no other payments) shall be reduced.

6.2

All determinations required to be made under this Section 6, including whether and when a reduction to the Safe Harbor Cap is required, the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made by the firm engaged as the Corporation’s accountants immediately prior to the event which triggered the Excise Tax (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Corporation and such Participant within 15 business days of the receipt of notice from such Participant that there has been a Payment or such earlier time as is requested by the Corporation; provided that such notice or request shall be made prior to the date of the payment of any Excise Tax. If the Accounting Firm determines that a reduction to the Safe Harbor Cap is required, then the Accounting Firm shall deliver to such Participant a written opinion to that effect and to the effect that after such reduction, failure to report the Excise Tax on such Participant’s applicable federal income tax return will not result to the imposition of a negligence or similar penalty. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any determination by the Accounting Firm shall be binding upon the Corporation and such Participant.

7.	Restrictive Covenants.

7.1	Confidentiality.

(a)

The Participant acknowledges that in the course of carrying out, performing and fulfilling his obligations to the Corporation hereunder, the Participant will have access to and will be entrusted with information that would reasonably be considered confidential to the Corporation or an Affiliate, the disclosure of which to competitors of the Corporation or an Affiliate or to the general public, will be highly detrimental to the best interests of the Corporation or an Affiliate. Such information includes, without limitation, trade secrets, know-how, marketing plans and techniques, cost figures, client lists, software, and information relating to employees, suppliers, customers and persons in contractual relationship with the Corporation. Except as may be required in the course of carrying out his duties hereunder, the Participant covenants and agrees that he will not disclose, for the duration of this Agreement or at any time thereafter, any such information to any person, other than to the directors, officers, employees or agents of the Corporation that have a need to know such information, nor shall the Participant use or exploit, directly or indirectly, such information for any purpose other than for the purposes of the Corporation, nor will he disclose nor use for any purpose, other than for those of the Corporation or an Affiliate, any other information which he may acquire during his employment with respect to the business and affairs of the Corporation or an Affiliate. Notwithstanding all of the foregoing, the Participant shall be entitled to disclose such information if required pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, provided that the Participant shall first have:

(i)	notified the Corporation;

(ii)	consulted with the Corporation on whether there is an obligation or defense to providing some or all of the requested information;

(iii)	if the disclosure is required or deemed advisable, cooperate with the Corporation in an attempt to obtain an order or other assurance that such information will be accorded confidential treatment.

In addition, Participant may disclose information relating to his own compensation and benefits to his spouse, attorneys, financial advisors and taxing authorities.

(b)

For the purposes of this Agreement, “Affiliate” shall mean, with respect to any person or entity (herein the “first party”), any other person or entity that directs or indirectly controls, or is controlled by, or is under common control with, such first party. The term “control” as used herein (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to: (i) vote 50% or more of the outstanding voting securities of such person or entity, or (ii) otherwise direct or significantly influence the management or policies of such person or entity by contract or otherwise.

(c)	Participant acknowledges that, by this Section, he has been notified in accordance with the United States Defend Trade Secrets Act of 2016 that, notwithstanding the foregoing:

(i)

The Participant will not be held criminally or civilly liable under any federal or state trade secret law or this Agreement for the disclosure of trade secrets that: (A) the Participant makes (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to his attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) Participant makes in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii)

If the Participant files a lawsuit for retaliation by the Corporation for reporting a suspected violation of law, he may disclose trade secrets to his attorney and use the trade secrets in the court proceeding if Participant: (A) files any document containing trade secrets under seal and (B) does not disclose trade secrets, except pursuant to court order.

7.2

Inventions. The Participant acknowledges and agrees that all right, title and interest in and to any information, trade secrets, advances, discoveries, improvements, research materials and data bases made or conceived by the Participant prior to or during his employment relating to the business or affairs of the Corporation, shall belong to the Corporation. In connection with the foregoing, the Participant agrees to execute any assignments and/or acknowledgements as may be requested by the Board from time to time.

7.3

Corporate Opportunities. Any business opportunities related to the business of the Corporation which become known to the Participant during his employment hereunder must be fully disclosed and made available to the Corporation by the Participant, and the Participant agrees not to take or attempt to take any action if the result would be to divert from the Corporation any opportunity which is within the scope of its business.

7.4

Non Competition and Non Solicitation. The Participant will not at any time without the prior written consent of the Corporation, during the Participant’s employment with the Corporation or an Affiliate, whichever applies, and for a period that is equal to the product of one (1) Year and the Participant’s Severance Multiple after the termination of the Participant’s employment (regardless of the reason for such termination), either individually or in partnership, jointly or in conjunction with any person, persons, firm, association, syndicate, or corporation, whether as agent, shareholder, employee, consultant or in any manner whatsoever, directly or indirectly:

(a)

anywhere in the Territory, engage in, carry on or otherwise have any interest in, advise, lend money to, perform services for, guarantee the debts or obligations of, or permit the Participant’s name to be used in connection with any business which is competitive to the Business or which provides the same or substantially similar services as the Business;

(b)

for the purpose, or with the effect, of competing with any business of the Corporation or an Affiliate, solicit, assist another to solicit, interfere with, accept any business from or render any services to anyone who is a client or a prospective client of the Corporation or any Affiliate at the time the Participant ceased to be employed by the Corporation or an Affiliate or who was a client during the 12 months immediately preceding such time; or

(c)

solicit, assist another to solicit, or offer employment to any person employed or engaged by the Corporation or any Affiliate at the time the Participant ceased to be employed by the Corporation or an Affiliate or who was an employee during the 12-month period immediately preceding such time.

7.5

Insider Policies. The Participant will comply with all applicable securities laws and the Corporation’s Insider Trading Policy and Insider Reporting Procedures (copies of which have been provided to the Participant) in respect of any stock options issued to the Participant and other shares of the Corporation acquired by the Participant.

7.6

Non-disparagement. The Participant shall not disparage the Corporation or any Affiliate, directors, officers, employees or other representatives in any manner and shall in all respects avoid any negative criticism of the Corporation; provided, however, that nothing contained herein shall prevent the Participant from providing truthful information to a government agency, filing a complaint with any government agency, or participating in any government agency investigation, in each case without providing prior notice to the Corporation.

7.7

Injunctive Relief. The Participant acknowledges and agrees that in the event of a breach of the covenants, provisions and restrictions in this Article 7, the Corporation’s remedy in the form of monetary damages will be inadequate and that the Corporation shall be, and is hereby, authorized and entitled, in addition to all other rights and remedies available to it, to apply for and obtain from a court of competent jurisdiction interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.

7.8

Survival of Restrictions. Each and every provision of this Article 7 shall survive the termination of this Agreement or the Participant’s employment hereunder (regardless of the reason for such termination).

8.	Plan Administration.

8.1

The Committee. The Plan shall be interpreted, administered and operated by the Committee. The Committee shall have complete authority, in its sole discretion (subject to the express provisions of the Plan and the obligation imposed hereby to act in good faith) to interpret the Plan and to make any determinations necessary or advisable for the administration of the Plan.

8.2

Administration. The Committee may delegate any of its duties to such person or persons as it may determine in its sole discretion from time to time to assist the Committee in the administration of the Plan. Consistent with the requirements of ERISA and the regulations thereunder of the Department of Labor, the Committee shall provide adequate written notice to any Participant whose claim for benefits has been denied, setting forth specific reasons for such denial, written in a manner calculated to be understood by such Participant, and affording such Participant a full and fair review of the decision denying the claim.

8.3

Participants. The Committee shall from time to time select the Participants. The Corporation shall advise each Participant of his participation in the Plan by a letter (the “Award Letter”) which shall include the Participant’s level of participation (either Level 1, 2, or 3) and the Participant’s corresponding Severance Multiple and such other terms and conditions not inconsistent with the Plan. Each Participant shall sign the Award Letter and return it to the Corporation with an acknowledgment that the Participant has read the Plan, understands his rights and obligations under the Plan, and agrees to be bound by its terms and conditions. Subject to Section 8.4, a Participant shall not be removed as a participant in the Plan after being selected by the Committee without the prior written consent of such Participant. Any such removal without the prior written consent of the Participant shall, without limiting clause (d) of the definition of Good Reason in Section 9, be deemed to be a material breach of this Agreement by the Corporation for purposes of such clause.

8.4

Termination or Amendment of Plan. The Board shall have the right, in its sole discretion, to approve the termination, amendment, or replacement of the Plan without the consent of a Participant; provided, however, that such action will not have an overall adverse affect on the rights or entitlements of, or value to, or potential rights or entitlements of, or potential value to, a Participant when the rights, entitlements or value, or potential rights, entitlements or value, are considered in the aggregate. For greater certainty, nothing in this Plan, including this Section 8.4, alters, restricts or limits the right, if any, of the Board, to amend or terminate any other plan of the Corporation pursuant to and in accordance with the terms of such plan.

9.	Definitions.

“Annual Base Salary” shall mean the salary that the Participant is entitled to receive pursuant to his employment agreement with the Corporation;

“Board” means the board of directors of Primo Brands Corporation;

“Business” shall mean the business of manufacturing, selling or distributing water (including but not limited to exchange and refill), coffee, tea, powdered beverages, concentrates, extracts, water filtration units and other beverages or products manufactured, sold or distributed by Primo Water Corporation or any subsidiary or Affiliate at the time of termination of your employment, as well as such other beverages or products that are contemplated or projected to contribute materially to the profits of Primo Water Corporation or a subsidiary or Affiliate at the time of termination of your employment.

“Cause” shall mean:

(a)

the willful failure of the Participant to properly carry out the Participant’s duties and responsibilities or to adhere to the policies of the Corporation after written notice by the Corporation of the failure to do so, and such failure remaining uncorrected following an opportunity for the Participant to correct the failure within ten (10) days of the receipt of such notice;

(b)

theft, fraud, dishonesty or misappropriation by the Participant, or the gross negligence or willful misconduct by the Participant, involving the property, business or affairs of the Corporation, or in the carrying out of the Participant’s duties, including, without limitation, any breach by the Participant of the representations, warranties and covenants contained in the Participant’s employment agreement or Article 7 of the Plan;

(c)	the Participant’s conviction of or plea of guilty to a criminal offence that involves fraud, dishonesty, theft or violence;

(d)	the Participant’s breach of a fiduciary duty owed to the Corporation; or

(e)	the Participant’s refusal to follow the lawful written reasonable and good faith direction of the Board.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of Primo Brands Corporation, or such other committee designated by the Board to administer and operate the Plan;

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

“Good Reason” shall include any of the following:

(a)	a material diminution in the Participant’s title or duties or assignment to the Participant of materially inconsistent duties;

(b)

a reduction in the Participant’s then current Annual Base Salary or target bonus opportunity as a percentage of Annual Base Salary, unless such reduction in target bonus opportunity is made applicable to all Participants serving in substantially the same capacity as the Participant;

(c)

relocation of the Participant’s principal place of employment to a location that is more than 50 miles away from the Participant’s principal place of employment on the date upon which the Participant became a Participant, unless such relocation is effected at the request of the Participant or with the Participant’s approval;

(d)

a material breach by the Corporation of any provisions of this Agreement, or any employment agreement to which the Participant and the Corporation are parties, after written notice by the Participant of the breach and such failure remaining uncorrected following an opportunity for the Corporation to correct such failure within ten (10) days of the receipt of such notice; or

(e)

the failure of the Corporation to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the business or assets of the Corporation within fifteen (15) days after a merger, consolidation, sale or similar transaction.

“Involuntary Termination” shall mean: (a) any termination of the Participant’s employment by the Corporation other than for Cause, or (b) the termination of the Participant’s employment by the Participant for Good Reason. For purposes of this definition, a Participant’s termination of his or her employment following the occurrence of such event constituting “Good Reason” shall not be treated as an Involuntary Termination unless the Participant notifies the Corporation of such event within 90 days of the Participant’s knowledge of the occurrence of such event and the Corporation is provided with an opportunity to cure such occurrence.

“Participant” shall mean an employee selected by the Committee to participate in the Plan.

“Severance Multiple” shall mean:

with respect to a Level 1 Participant, two (2);

with respect to a Level 2 Participant, one and one quarter (1.25); and

with respect to a Level 3 Participant, one (1).

“Target Bonus” shall mean, as of any date, the amount equal to the product of the Participant’s Annual Base Salary multiplied by the percentage of such Annual Base Salary to which such Participant would be entitled as an annual incentive, based on the terms in effect on such date under any annual incentive plans for the performance period for which the annual incentive is awarded if the performance goals established pursuant to such bonus plan were achieved at the 100% (target) level as of the end of the performance period;

“Territory” shall mean the countries in which the Corporation and its subsidiaries conduct the Business or in which the Corporation or any of its subsidiaries has made plans to conduct the Business within the following 12 months;

10.	Code Section 409A

10.1	In General. This Section 10 shall apply to any Participant who is subject to Section 409A of the Code, but only with respect to any payment due hereunder that is subject to Section 409A of the Code.

10.2

Release. Any requirement that the Participant execute and not revoke a release to receive a payment hereunder shall apply to a payment described in Section 10.1 only if the Corporation provides the release to the Participant on or before the date of the Participant’s Involuntary Termination.

10.3

Payment Following Involuntary Termination. Notwithstanding any other provision of this Plan to the contrary, any payment described in Section 10.1 that is due to be paid within a stated period following the Participant’s Involuntary Termination shall be paid:

(a)

If, at the time of the Participant’s Involuntary Termination, the Participant is a “specified employee” as defined in Section 409A of the Code, such payment shall be made as of the later of (i) the date payment is due hereunder, or (ii) the earlier of the date which is six months after the Participant’s “separation from service” (as defined under Section 409A of the Code), or the date of the Participant’s death; or

(b)

In any other case, on the later of (i) last day of the stated period, or if such stated period is not more than 90 days, at any time during such stated period as determined by the Corporation without any input from the Participant, or (ii) the date of the Participant’s “separation from service” (as defined under Section 409A of the Code).

10.4

Installment Payments. Any payment described in Section 10.1 (including the provision of benefits) that is a series of installment payments (and not a life annuity) for purposes of Section 409A of the Code is to be treated as a right to a series of separate payments.

10.5

Reimbursements Under Section 11.10. The following shall apply to any reimbursement under Section 11.10 that is a payment described in Section 10.1: (a) reimbursement shall not be made unless the expense is incurred during the period beginning on the date of the Participant’s Involuntary Termination and ending on the sixth anniversary of the Participant’s death; (b) the amount of expenses eligible for reimbursement during a Participant’s taxable year shall not affect the expenses eligible for reimbursement in any other year; and (c) the timing of all such reimbursements shall be as provided in Section 11.10, but not later than the last day of the Participant’s taxable year following the taxable year in which the expense was incurred.

10.6

Amendment and Interpretation. Notwithstanding any other provision of this Plan to the contrary, the Board reserves the right to unilaterally amend the Plan with respect to any payment described in Section 10.1 to the extent the Board (in its sole discretion) determines is necessary or appropriate to avoid the additional tax under Section 409A(a)(1)(B) of the Code and maintain, to the maximum extent practicable, the original intent of the provision(s) being amended. With respect to any payment described in Section 10.1, this Plan shall be interpreted and construed so as to avoid the additional tax under Section 409A(a)(1)(B) of the Code.

11.	General Provisions

11.1

Assignment. Each Participant’s rights under the Plan shall be non-transferable except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Any purported assignment in violation of the preceding sentence shall be void.

11.2

Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of law; provided, however, that notwithstanding the foregoing, the laws of the province of Ontario shall apply to any Participant who is a resident of Canada and whose primary place of employment is in Canada.

11.3

Successors. The Plan shall be for the benefit of and binding upon the Participants and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, and upon the Corporation and its successors (including, without limitation, any successor to the Corporation, whether by merger, consolidation, sale of stock, sale of assets or otherwise). The Corporation shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, expressly, absolutely, unconditionally to assume and agree to perform under the Plan in the same manner and to the same extent that the Corporation would be required to perform it if no such succession or assignment had taken place.

11.4

Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in the Plan shall not affect the enforceability of the remaining portions of the Plan or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in the Plan shall be declared invalid, the Plan shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

11.5

Section Headings and Gender. The section headings contained the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.

11.6

No Duty to Mitigate. Except as otherwise specifically provided herein, a Participant shall not be required to mitigate the amount of any payment contemplated by the Plan, nor shall any such payment be reduced by any earnings that the Participant may receive from any other source.

11.7

Non-cumulation of Payments and Entitlements. The payments and entitlements provided under this Plan are inclusive of any termination and severance payments and entitlements, social costs or the like (“Other Severance Entitlements”) that such Participant may be entitled to by agreement with the Corporation (including, without limitation, pursuant to an employment agreement) or under applicable law in connection with the termination of his employment, and a Participant may not cumulate the payments and entitlements provided under the Plan with any Other Severance Entitlements. For greater clarity, to the extent that a Participant receives any Other Severance Entitlements, then the payments and benefits payable hereunder to such participant shall be reduced by a like amount. To the extent the Corporation is required to provide payments or benefits to any Participant under the Ontario Employment Standards Act, 2000 (or any federal, provincial, or local or foreign law relating to severance or dismissal benefits), the benefits payable hereunder shall be first applied to satisfy such obligation.

11.8

No Employment Agreement. The Plan does not obligate the Corporation to continue to employ a Participant. The Participant’s employment is and shall, subject to the terms of any applicable written employment agreement between the Corporation and Participant, continue to be at-will, as defined under applicable law.

11.9	No Funding of Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Corporation as a result of his participation in the Plan.

11.10

Indemnification. If a Participant seeks, in any action, suit or arbitration, to enforce or to recover damages for breach of his rights under the Plan, the Participant shall be entitled to recover from the Corporation promptly as incurred, and shall be indemnified by the Corporation against, any and all expenses and disbursements, including attorneys’ fees, actually and reasonably incurred by the Participant in such action, suit or arbitration, provided that a Participant shall not be entitled to indemnification if it is finally determined that the action was brought by the Participant frivolously or in bad faith.

11.11

Set-Off. The Corporation may set off any amount or obligation which may be owing by the Participant to the Corporation (including, without limitation, arising in connection with this Plan or otherwise) against any amount or obligation owing by the Corporation to the Participant.

11.12

Supersedes Previous Termination and Severance Terms. With the exception of any payments and entitlements under any other plan that may arise upon a Participant’s termination due to death or disability as provided in Section 4 herein, the terms of the Plan supersedes and replaces any and all previous termination and severance entitlements that arise with or without a change of control, that are contained in any Participant’s employment agreement or otherwise. The Participant forfeits and waives any and all rights to any entitlements under such employment agreements or otherwise, in respect of any payments and other entitlements that may arise upon a termination of employment, including pay in lieu of reasonable notice, termination and severance pay pursuant to any contract, statute, or law.

EXHIBIT A

RELEASE AGREEMENT

In consideration of the mutual promises, payments and benefits provided for in the annexed Legacy Primo Water Corporation Severance and Non-Competition Plan (the “Plan”), and the release from (the “Employee”) set forth herein, Primo Water Corporation (the “Corporation”) and the Employee agree to the terms of this Release Agreement. Capitalized terms used and not defined in this Release Agreement (the “Release”) shall have the meanings assigned thereto in the Plan.

1.

The Employee acknowledges and agrees that the Corporation is under no obligation to offer the Employee the payments and benefits set forth in the annexed Plan, unless the Employee consents to the terms of this Release Agreement. The Employee further acknowledges that he/she is under no obligation to consent to the terms of this Release Agreement and that the Employee has entered into this agreement freely and voluntarily.

2.

In consideration of the payment and benefits set forth in the annexed Plan and the Corporation’s release set forth in paragraph 5, the Employee voluntarily, knowingly and willingly releases and forever discharges the Corporation and any Affiliate, together with its and their respective officers, directors, partners, shareholders, employees and agents, and each of its and their predecessors, successors and assigns (collectively, “Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Employee or his/her executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have against the Releasees by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Employee. The release being provided by the Employee in this Release Agreement includes, but is not limited to, any rights or claims relating in any way to the Employee’s employment relationship with the Corporation or any Affiliate, or the termination thereof, or under any statute, including, but not limited to the Employment Standards Act, 2000, the Human Rights Code, the Workplace Safety and Insurance Act re-employment provisions, the Occupational Health & Safety Act, the Pay Equity Act, the Labour Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, and the Americans With Disabilities Act, or pursuant to any other applicable law or legislation governing or related to his/her employment or other engagement with the Corporation. In no event shall this Release apply to the Participant’s right, if any, to indemnification, under the Participant’s employment agreement or otherwise, that is in effect on the date of this Release and, if applicable, to the Corporation’s obligation to maintain in force reasonable director and officer insurance in respect of such indemnification obligations.

3.

The Employee acknowledges and agrees that he/she shall not, directly or indirectly, seek or further be entitled to any personal recovery in any lawsuit or other claim against the Corporation or any other Releasee based on any event arising out of the matters released in paragraph 2.

4.

Nothing herein shall be deemed to release: (i) any of the Employee’s rights under the Plan; or (ii) any of the vested benefits that the Employee has accrued prior to the date this Release Agreement is executed by the Employee under the employee benefit plans and arrangements of the Corporation or any Affiliate; or (iii) any claims that may arise after the date this Release Agreement is executed.

5.

In consideration of the Employee’s release set forth in paragraph 2, the Corporation knowingly and willingly releases and forever discharges the Employee from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Corporation now has or hereafter can, shall or may have against him/her by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Corporation, provided, however, that nothing herein is intended to release any claim the Corporation may have against the Employee for any illegal conduct or arising out of any illegal conduct.

6.

The Employee acknowledges that he has carefully read and fully understands all of the provisions and effects of the Plan and this Release Agreement. The Employee also acknowledges that the Corporation, by this paragraph and elsewhere, has advised him/her to consult with an attorney of his/her choice prior to signing this Release Agreement. The Employee represents that, to the extent he/she desires, he/she has had the opportunity to review this Release Agreement with an attorney of his/her choice.

7.

In the event that the Employee is governed by the law in the United States, the Employee acknowledges that he/she has been offered the opportunity to consider the terms of this Release Agreement for a period of at least forty-five (45) days, although he/she may sign it sooner should he/she desire. The Employee further shall have seven (7) additional days from the date of signing this Release Agreement to revoke his/her consent hereto by notifying, in writing, the General Counsel of the Corporation. This Release Agreement will not become effective until seven days after the date on which the Employee has signed it without revocation.

8.

For clarity, and notwithstanding the foregoing, the Corporation confirms that nothing in this Release Agreement is intended to prevent, impede or interfere with Employee’s right, without notice to the Corporation, to (a) file a charge or complaint with any agency which enforces anti-discrimination, workplace safety, securities, or other laws; (b) communicate with, cooperate with or provide truthful information to any governmental agency, or participate in any government investigation; (c) testify truthfully in any court or administrative proceeding; or (d) receive and retain any monetary award from a government administered whistleblower award program for providing information directly to a government agency. However, Employee understands that by signing this Release Agreement and not revoking it, he has waived his right to recover any money from the Corporation and the other Releasees, other than as provided for in the Plan.

Dated:

Employee

PRIMO WATER CORPORATION

Per:

Name:

Title:

Per:

Name:

Title: